Exhibit 99.1

Life Time Reports Second Quarter Fiscal 2022 Financial Results
CHANHASSEN, Minn. (August 10, 2022) – Life Time Group Holdings, Inc. (“Life Time,” “we,” “our,” “us,” or the “Company”) (NYSE: LTH) today announced its financial results for the fiscal second quarter ended June 30, 2022.
Bahram Akradi, Founder, Chairman and CEO, stated: “We are happy to report that Life Time is growing back steadily. During the quarter, we made substantial progress on our strategic priorities. We delivered on our financial guidance, while continuing to make strategic investments in broadening and elevating the programs and experiences we provide. We are seeing strong member engagement in our programming and will remain focused on driving these initiatives through the remainder of the year. Our new athletic country club pipeline remains strong with 12 planned openings this year and 11 or more in 2023. To further strengthen our balance sheet, we have entered into a definitive agreement for the sale-leaseback of approximately $200 million of owned real estate, which is expected to close in early October. We are also in discussions for additional sale-leaseback transactions of up to $300 million in gross proceeds by the end of the year. Finally, while we are seeing current macroeconomic headwinds that may slow our near-term recovery, we remain confident in the growth of our business as we accelerate the rollout of our strategic initiatives.”
Second Quarter 2022 Results and Prior Year Comparisons
•Total revenue increased 42.7% to $461.3 million from $323.2 million.
•Comparable center sales increased 36.2%.
•Center memberships totaled 724,778 on June 30, 2022, an increase of 10.2% from 657,737 on June 30, 2021, and up by 50,795 from March 31, 2022.
•Net loss was $2.3 million and included a tax-effected one-time net benefit of $5.4 million, which included a $7.7 million gain on sale-leasebacks, partially offset by $2.2 million in non-cash share-based compensation expense.
•Adjusted EBITDA increased to $63.1 million from $4.2 million.
Six-Month 2022 Results and Prior Year Comparisons
•Total revenue increased 49.1% to $853.5 million from $572.5 million.
•Comparable center sales increased 42.4%.
•Net loss was $40.3 million and included a tax-effected one-time net benefit of $18.4 million, which included a $42.4 million gain on sale-leasebacks, partially offset by $23.4 million in non-cash share-based compensation expense and $0.6 million in non-recurring charges consisting primarily of COVID-19-related expenses.
•Adjusted EBITDA increased to $103.7 million from $(14.8) million.
New Center Openings
•The Company operated 153 centers as of June 30, 2022.
•Year-to-date, the Company has opened two centers, including one in Frisco, Texas, and a second in Chicago.
•The Company plans to open four new centers in the third quarter and six during the fourth quarter, for a total of 12 new centers in 2022.
•The Company plans to open 11 or more new centers in 2023.
Cash Flow Highlights
•As of June 30, 2022, the Company had total cash and cash equivalents of $61.3 million and $30.0 million in borrowings under its $475 million revolving credit facility.
•Net cash provided by operating activities for the three-month and six-month periods ended June 30, 2022, was $71.3 million and $80.3 million, respectively, compared to $25.1 million and $(13.0) million in the same prior-year periods, respectively.
•Free cash flow before growth capital expenditures for the three-month and six-month periods ended June 30, 2022, was $32.4 million and $(1.9) million, respectively, compared to $(6.9) million and $(60.8) million in the same prior-year periods, respectively.

Sale-Leasebacks
•During the second quarter, the Company completed sale-leaseback transactions on two properties for gross proceeds of approximately $95 million, bringing the year-to-date sale-leaseback transaction total to $175 million.
•In August 2022, the Company entered into a definitive agreement for the sale-leaseback of five properties for gross proceeds of approximately $200 million. The transaction is expected to close in early October.
•Additionally, the Company is in discussions for sale-leaseback transactions of additional properties for gross proceeds of up to $300 million by the end of the year.
•Once closed, these transactions would bring the total gross proceeds for sale-leasebacks in 2022 to $675 million. The Company expects to use the net proceeds both to pay down debt and maintain cash on the balance sheet to fund future growth.
•Assuming the successful closure of these sale-leaseback transactions on the timeline outlined above, full-year rent expense is expected to be $245 to $255 million.
Outlook
For the third quarter ending September 30, 2022, the Company is projecting revenue, net loss, and Adjusted EBITDA to be in the ranges of $490 to $510 million, $(24) to $(15) million, and $65 to $75 million, respectively. For the full year ending December 31, 2022, the Company is projecting revenue, net loss, and Adjusted EBITDA to be in the ranges of $1.80 to $1.85 billion, $(73.6) to $(55.6) million, and $250 to $270 million, respectively.
Conference Call Details
A conference call to discuss the Company’s second quarter financial results is scheduled for today, August 10, 2022, at 8:30 a.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial 877-451-6152 (international callers should dial 1-201-389-0879) approximately 10 minutes prior to the start of the call. A live audio webcast of the conference call will be available online at https://ir.lifetime.life/. A recorded replay of the conference call will be available after the conclusion of the call and will be available for a period of time online at https://ir.lifetime.life/.
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About Life Time®
Life Time (NYSE: LTH) empowers people to live healthy, happy lives through its portfolio of nearly 160 athletic country clubs across the United States and Canada. The Company’s healthy way of life communities address all aspects of healthy living, healthy aging and healthy entertainment for those 90 days to 90+ years with integrity and respect for everyone. With a team of more than 30,000, Life Time is committed to providing the best programs and experiences through its athletic country clubs, iconic athletic events and via a complementary and comprehensive digital platform.
Use of Non-GAAP Financial Measures and Key Performance Indicators
This press release includes certain financial measures that are not presented in accordance with the generally accepted accounting principles in the United States (“GAAP”), including Adjusted EBITDA and free cash flow before growth capital expenditures. These non-GAAP financial measures are not based on any comprehensive set of accounting rules or principles and should be considered in addition to, and not as a substitute for or superior to, net loss as a measure of financial performance or any other performance measure derived in accordance with GAAP, and should not be construed as an inference that the Company’s future results will be unaffected by unusual or non-recurring items. In addition, these non-GAAP financial measures should be read in conjunction with the Company’s financial statements prepared in accordance with GAAP. The reconciliations of the Company’s non-GAAP financial measures to the corresponding GAAP measures should be carefully evaluated.
Adjusted EBITDA is defined as net income (loss) before interest expense, net, provision for (benefit from) income taxes and depreciation and amortization, excluding the impact of share-based compensation expense, (gain) loss on sale-leaseback transactions, capital transaction costs, legal settlements, asset impairment, severance and other items that are not indicative of the Company’s ongoing operations, including incremental costs related to COVID-19. Free cash flow before growth capital expenditures is defined as net cash provided by (used in) operating activities less center maintenance capital expenditures and corporate capital expenditures.

The Company presents these non-GAAP financial measures because management believes that these measures assist investors and analysts in comparing the Company’s operating performance across reporting periods on a consistent basis by excluding items that management does not believe are indicative of the Company’s ongoing operating performance. Investors are encouraged to evaluate these adjustments and the reasons the Company considers them appropriate for supplemental analysis. In evaluating the non-GAAP financial measures, investors should be aware that, in the future, the Company may incur expenses that are the same as or similar to some of the adjustments in the Company’s presentation of its non-GAAP financial measures. There can be no assurance that the Company will not modify the presentation of non-GAAP financial measures in future periods, and any such modification may be material. In addition, the Company’s non-GAAP financial measures may not be comparable to similarly titled measures used by other companies in the Company’s industry or across different industries.
The non-GAAP financial measures have limitations as analytical tools, and investors should not consider these measures in isolation or as substitutes for analysis of the Company’s results as reported under GAAP.
The Company includes a center, for comparable center sales purposes, beginning on the first day of the 13th full calendar month of the center’s operation, in order to assess the center’s growth rate after one year of operation.
Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of federal securities regulations. Forward-looking statements in this press release include, but are not limited to, the Company’s plans, strategies and prospects, both business and financial, including its financial outlook for the third quarter and fiscal year 2022, opportunities for growth, consumer demand, industry and economic trends, expected number of new center openings and successful signings and closings of sale-leaseback transactions (including the amount, pricing and timing thereof). These statements are based on the beliefs and assumptions of the Company’s management. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Generally, statements that are not historical facts, including statements concerning the Company’s possible or assumed future actions, business strategies, events or results of operations, are forward-looking statements. These statements may be preceded by, followed by or include the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or similar expressions. In addition, any statements or information that refer to expectations, beliefs, plans, projections, objectives, performance or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking.
Factors that could cause actual results to differ materially from those forward-looking statements included in this press release include, but are not limited to, risks relating to our business operations and competitive and economic environment, risks relating to our brand, risks relating to the growth of our business, risks relating to our technological operations, risks relating to our capital structure, risks relating to our human capital, risks relating to legal compliance and risk management, risks relating to our financial performance and risks relating to ownership of our common stock and the other important factors discussed under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, filed with the Securities and Exchange Commission (the “SEC”) on March 10, 2022 (File No. 001-40887), as such factors may be updated from time to time in the Company’s other filings with the SEC, which are accessible on the SEC’s website at www.sec.gov.
These and other important factors could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any forward-looking statement that the Company makes in this press release speaks only as of the date of such statement. Except as required by law, the Company does not have any obligation to update or revise, or to publicly announce any update or revision to, any of the forward-looking statements, whether as a result of new information, future events or otherwise.
Contacts
Investors
John Rouleau, ICR // investorrelations@lifetime.life
Media
Jason Thunstrom, Life Time Corporate Communications // jthunstrom@lifetime.life or 952-229-7435

LIFE TIME GROUP HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Revenue:
Center revenue	$445,882	$316,596	$827,503	$561,690
Other revenue	15,385	6,591	26,018	10,795
Total revenue	461,267	323,187	853,521	572,485
Operating expenses:
Center operations	279,557	218,711	519,130	393,326
Rent	59,989	51,522	115,953	102,039
General, administrative and marketing	51,950	43,322	118,511	81,592
Depreciation and amortization	57,173	57,822	115,280	119,028
Other operating (income) expense	(8,212)	8,930	(25,247)	15,864
Total operating expenses	440,457	380,307	843,627	711,849
Income (loss) from operations	20,810	(57,120)	9,894	(139,364)
Other (expense) income:
Interest expense, net of interest income	(27,093)	(40,078)	(57,036)	(136,295)
Equity in earnings (loss) of affiliate	8	(91)	34	(384)
Total other expense	(27,085)	(40,169)	(57,002)	(136,679)
Loss before income taxes	(6,275)	(97,289)	(47,108)	(276,043)
Benefit from income taxes	(3,990)	(20,933)	(6,857)	(46,886)
Net loss	$(2,285)	$(76,356)	$(40,251)	$(229,157)
Loss per common share—basic and diluted	$(0.01)	$(0.57)	$(0.21)	$(1.65)
Weighted-average common shares outstanding—basic and diluted	193,692	145,196	193,082	145,196

LIFE TIME GROUP HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)
(Unaudited)

	June 30, 2022	December 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$61,289	$31,637
Accounts receivable, net	10,530	6,464
Center operating supplies and inventories	43,734	41,007
Prepaid expenses and other current assets	56,282	48,883
Income tax receivable	2,572	3,533
Total current assets	174,407	131,524
Property and equipment, net	2,794,332	2,791,464
Goodwill	1,233,176	1,233,176
Operating lease right-of-use assets	2,060,368	1,864,528
Intangible assets, net	173,425	174,241
Other assets	63,536	61,742
Total assets	$6,499,244	$6,256,675
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$75,286	$71,308
Construction accounts payable	108,578	83,311
Deferred revenue	41,190	33,871
Accrued expenses and other current liabilities	164,253	147,920
Current maturities of debt	21,727	23,527
Current maturities of operating lease liabilities	48,249	46,315
Total current liabilities	459,283	406,252
Long-term debt, net of current portion	1,807,418	1,775,719
Operating lease liabilities, net of current portion	2,094,104	1,909,883
Deferred income taxes	46,143	55,213
Other liabilities	13,639	18,216
Total liabilities	4,420,587	4,165,283
Stockholders’ equity:
Common stock, $0.01 par value per share; 500,000 shares authorized; 193,796 and 193,060 shares issued and outstanding, respectively.	1,938	1,931
Additional paid-in capital	2,772,393	2,743,560
Accumulated deficit	(691,334)	(651,083)
Accumulated other comprehensive loss	(4,340)	(3,016)
Total stockholders’ equity	2,078,657	2,091,392
Total liabilities and stockholders’ equity	$6,499,244	$6,256,675

LIFE TIME GROUP HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Six Months Ended June 30,
	2022	2021
Cash flows from operating activities:
Net loss	$(40,251)	$(229,157)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	115,280	119,028
Deferred income taxes	(9,009)	(47,132)
Share-based compensation	27,411	2,881
Non-cash rent expense	15,635	6,219
(Gain) loss on disposal of property and equipment, net	(49,743)	1,110
Loss on debt extinguishment	—	40,993
Write-off of discounts and debt issuance costs	—	18,325
Amortization of debt discounts and issuance costs	3,918	5,127
Changes in operating assets and liabilities	17,909	71,259
Other	(825)	(1,692)
Net cash provided by (used in) operating activities	80,325	(13,039)
Cash flows from investing activities:
Capital expenditures	(252,640)	(121,973)
Proceeds from sale-leaseback transactions	174,246	33,933
Other	692	(1,678)
Net cash used in investing activities	(77,702)	(89,718)
Cash flows from financing activities:
Proceeds from borrowings	8,657	1,907,577
Repayments of debt	(11,539)	(1,594,439)
Proceeds from revolving credit facility	420,000	15,000
Repayments of revolving credit facility	(390,000)	(109,000)
Repayments of finance lease liabilities	(697)	(750)
Increase in debt discounts and issuance costs	—	(44,676)
Proceeds from stock option exercises	1,194	—
Other	(476)	—
Net cash provided by financing activities	27,139	173,712
Effect of exchange rates on cash and cash equivalents	(110)	50
Increase in cash and cash equivalents	29,652	71,005
Cash and cash equivalents—beginning of period	31,637	33,195
Cash and cash equivalents—end of period	$61,289	$104,200

Non-GAAP Measurements and Key Performance Indicators
See “Use of Non-GAAP Financial Measures and Key Performance Indicators” for a discussion of the Non-GAAP financial measures reconciled below.
Key Performance Indicators
($ in thousands, except for Average Center revenue per center membership)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
Membership Data
Center memberships	724,778	657,737	724,778	657,737
Digital On-hold memberships	50,985	101,983	50,985	101,983
Total memberships	775,763	759,720	775,763	759,720

Revenue Data
Membership dues and enrollment fees	69.4%	68.6%	70.2%	69.9%
In-center revenue	30.6%	31.4%	29.8%	30.1%
Total Center revenue	100.0%	100.0%	100.0%	100.0%

Membership dues and enrollment fees	$309,262	$217,244	$581,178	$392,551
In-center revenue	136,620	99,352	246,325	169,139
Total Center revenue	$445,882	$316,596	$827,503	$561,690

Average Center revenue per center membership (1)	$639	$525	$1,219	$984
Comparable center sales (2)	36.2%	295.1%	42.4%	16.1%

Center Data
Net new center openings (3)	—	3	2	4
Total centers (end of period) (3)	153	153	153	153
Total center square footage (end of period) (4)	15,300,000	15,000,000	15,300,000	15,000,000

GAAP and Non-GAAP Financial Measures
Net loss	$(2,285)	$(76,356)	$(40,251)	$(229,157)
Net loss margin (5)	(0.5)%	(23.6)%	(4.7)%	(40.0)%
Adjusted EBITDA (6)	$63,096	$4,193	$103,722	$(14,754)
Adjusted EBITDA margin (6)	13.7%	1.3%	12.2%	(2.6)%
Center operations expense	$279,557	$218,711	$519,130	$393,326
Pre-opening expenses (7)	$2,559	$2,111	$3,946	$4,671
Rent	$59,989	$51,522	$115,953	$102,039
Non-cash rent expense (open properties) (8)	$4,547	$(1,734)	$5,988	$(657)
Non-cash rent expense (properties under development) (8)	$5,079	$3,630	$9,647	$6,876
Net cash provided by (used in) operating activities	$71,263	$25,117	$80,325	$(13,039)
Free cash flow before growth capital expenditures (9)	$32,441	$(6,910)	$(1,853)	$(60,825)
(1)    We define Average Center revenue per center membership as Center revenue less Digital On-hold revenue, divided by the average number of Center memberships for the period, where the average number of Center memberships for the period is an average derived from dividing the sum of the total Center memberships outstanding at the beginning of the period and at the end of each month during the period by one plus the number of months in each period.

(2)    We measure the results of our centers based on how long each center has been open as of the most recent measurement period. We include a center, for comparable center sales purposes, beginning on the first day of the 13th full calendar month of the center’s operation, in order to assess the center’s growth rate after one year of operation.
(3)    Net new center openings are the number of centers that opened for the first time to members during the period, less any centers that closed during the period. Total centers (end of period) is the number of centers operational as of the last day of the period. As of June 30, 2022, all of our 153 centers were open.
(4)    Total center square footage (end of period) reflects the aggregate fitness square footage, which we use as a metric for evaluating the efficiencies of a center as of the end of the period. The square footage figures exclude areas used for tennis courts, outdoor swimming pools, outdoor play areas and stand-alone Work, Sport and Swim locations. These figures are approximations.
(5)    Net loss margin is calculated as net loss divided by total revenue.
(6)    We present Adjusted EBITDA as a supplemental measure of our performance. We define Adjusted EBITDA as net income (loss) before interest expense, net, provision for (benefit from) income taxes and depreciation and amortization, excluding the impact of share-based compensation expense, (gain) loss on sale-leaseback transactions, capital transaction costs, legal settlements, asset impairment, severance and other items that are not indicative of our ongoing operations, including incremental costs related to COVID-19.
Adjusted EBITDA margin is calculated as Adjusted EBITDA divided by total revenue.
The following table provides a reconciliation of net loss, the most directly comparable GAAP measure, to Adjusted EBITDA (in thousands):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
Net loss	$(2,285)	$(76,356)	$(40,251)	$(229,157)
Interest expense, net of interest income (a)	27,093	40,078	57,036	136,295
Benefit from income taxes	(3,990)	(20,933)	(6,857)	(46,886)
Depreciation and amortization	57,173	57,822	115,280	119,028
Share-based compensation expense (b)	5,973	2,881	27,411	2,881
COVID-19 related expenses (c)	371	(486)	583	(188)
(Gain) loss on sale-leaseback transactions (d)	(21,212)	33	(49,584)	831
Other (e)	(27)	1,154	104	2,442
Adjusted EBITDA	$63,096	$4,193	$103,722	$(14,754)
(a)    For the six months ended June 30, 2021, we incurred a non-cash expense of $41.0 million related to the extinguishment of a related party secured loan and $18.3 million related to the write-off of debt discounts and issuances costs in connection with the extinguishment of our prior term loan facility, senior unsecured notes and the related party secured loan.
(b)    Share-based compensation expense recognized during the three and six months ended June 30, 2022 is associated with stock options, restricted stock and restricted stock units. The majority of the share-based compensation expense recognized during the six months ended June 30, 2022 was associated with awards that were fully vested and became exercisable on April 4, 2022. Share-based compensation expense recognized during the three and six months ended June 30, 2021 was associated with restricted stock and restricted stock units. No share-based compensation expense was recognized during the three and six months ended June 30, 2021 related to stock options because the vesting and exercisability of stock options granted by the Company up through June 30, 2021 was contingent upon the occurrence of a change of control or an initial public offering.
(c)    Represents the incremental net expenses (credits) we recognized related to the COVID-19 pandemic. We adjust for these costs as they do not represent costs associated with our normal ongoing operations. We believe that adjusting for these costs provides a more accurate and consistent representation of our actual operating performance from period to period. For the three and six months ended June 30, 2022, COVID-19 related expenses primarily consisted of legal-related costs in pursuit of our claim against Zurich. For the three and six months ended June 30, 2021, COVID-19 related credits primarily consisted of the recovery of certain qualifying expenses recovered under the CARES Act, partially offset by COVID-19 legal-related costs in pursuit of our claim against Zurich.
(d)    We adjust for the impact of gains or losses on the sale-leaseback of our properties as they do not reflect costs associated with our ongoing operations.
(e)    Includes costs associated with incremental expenses related to a winter storm that resulted in historical freezing temperatures affecting our Texas region and executive level severance in 2021 and other transactions which are unusual and non-recurring in nature.

(7)    Represents non-capital expenditures associated with opening new centers which are incurred prior to the commencement of a new center opening. The number of centers under construction or development, the types of centers and our costs associated with any particular center opening can vary significantly from period to period.
(8)    Reflects the non-cash portion of our annual GAAP operating lease expense that is greater or less than the cash operating lease payments. Non-cash rent expense for our open properties represents non-cash expense associated with properties that were operating at the end of each period presented. Non-cash rent expense for our properties under development represents non-cash expense associated with properties that are still under development at the end of each period presented.
The negative non-cash rent expense amounts associated with our open properties for the three and six months ended June 30, 2021, reflect deferred rent repayments that we made at various dates throughout each of the respective periods. Beginning in the second quarter of fiscal 2020, due to the disruption caused by the COVID-19 pandemic, we began negotiating lease concessions with many of our landlords. The concessions we were able to obtain from these landlords primarily consisted of full or partial rent payment deferrals, with scheduled repayments due at various dates through December 2021. During the periods in which these rent payments were deferred, we recognized the deferred rent payments as non-cash rent expense. During the periods in which we repaid these deferred rent amounts, we recognized the repayment amounts as both an increase in cash rent expense and a decrease in non-cash rent expense.
(9)    Free cash flow before growth capital expenditures, a non-GAAP financial measure, is calculated as net cash provided by (used in) operating activities less center maintenance capital expenditures and corporate capital expenditures.
The following table provides a reconciliation from net cash provided by (used in) operating activities to free cash flow before growth capital expenditures (in thousands):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
Net cash provided by (used in) operating activities	$71,263	$25,117	$80,325	$(13,039)
Center maintenance capital expenditures	(19,057)	(17,275)	(35,453)	(24,967)
Corporate capital expenditures	(19,765)	(14,752)	(46,725)	(22,819)
Free cash flow before growth capital expenditures	$32,441	$(6,910)	$(1,853)	$(60,825)

Capital Expenditures Summary
($ in thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
Growth capital expenditures, net of construction reimbursements (1)	$103,064	$46,617	$170,462	$74,187
Center maintenance capital expenditures	19,057	17,275	35,453	24,967
Corporate capital expenditures	19,765	14,752	46,725	22,819
Total capital expenditures	$141,886	$78,644	$252,640	$121,973
(1)    Growth capital expenditures include new center land and construction, growth initiatives, major remodels of acquired centers, and the purchase of previously leased centers.
Proceeds from Sale-Leaseback Transactions
($ in thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
Proceeds from sale-leaseback transactions	$94,580	$510	$174,246	$33,933

Reconciliation of Net Loss to Adjusted EBITDA Guidance for Third Quarter and Fiscal Year 2022
($ in millions)
(Unaudited)

	Three Months Ended	Twelve Months Ended
	September 30, 2022	December 31, 2022
Net loss	$(24.0) - $(15.0)	$(73.6) - $(55.6)
Interest expense, net of interest income	30.5 - 29.5	117.4 - 115.4
Benefit from income taxes	(4.0) - (2.5)	(12.4) - (9.5)
Depreciation and amortization	56.4 - 56.9	228.2 - 229.2
Share-based compensation expense	6.1 - 6.1	39.3 - 39.4
COVID-19 related expenses	0.0 - 0.0	0.6 - 0.6
Gain on sale-leaseback transactions	0.0 - 0.0	(49.6) - (49.6)
Other non-recurring expenses	0.0 - 0.0	0.1 - 0.1
Adjusted EBITDA	$65.0 - $75.0	$250.0 - $270.0